ATTACHMENT FOR CURRENT FILING OF N-SAR SUB-ITEM 77D

The investment policies of the following portfolios were amended and restated as noted below:

1.	Global Bond Trust

2.	Total Return Trust

3.	Real Return Bond Trust

Global Bond Trust The following policy has been added:

Under normal market conditions, the Global Bond Trust is authorized to invest up to 20% of its assets in emerging market securities, effective upon the filing with the Securities and Exchange Commission of an amended prospectus for the Global Trust or a supplement to the Global Trust prospectus reflecting such change.

Total Return Bond Trust The following policy has been added:

Under normal market conditions, the Total Return Trust is authorized to invest up to 15% of its assets in emerging market securities, effective upon the filing with the Securities and Exchange Commission of an amended prospectus for the Total Return Trust or a supplement to the Total Return Trust prospectus reflecting such change.

Real Return Bond Trust The following policy has been added:

Under normal market conditions, the Real Return Bond Trust is authorized to invest up to 10% of its assets in securities and instruments that are economically tied to emerging market countries, effective upon the filing with the Securities and Exchange Commission of an amended prospectus for the Real Return Bond Trust or a supplement to the Real Return Bond Trust prospectus reflecting such change.